Exhibit 5.1

[ROBINSON BRADSHAW & HINSON LETTERHEAD]

August 15, 2003

Bank of Granite Corporation
23 North Main Street
Post Office Box 128
Granite Falls, North Carolina 28630

     Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

     We refer to the registration statement, as amended (the “Registration Statement”), of Bank of Granite Corporation, a Delaware corporation (hereinafter referred to as the “Company”), filed with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), the aggregate amount of 182,695 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), in connection with the Bank of Granite/First Commerce Corporation Omnibus Stock and Incentive Plan, the Bank of Granite/First Commerce Bank 1997 Incentive Stock Option Plan and the Bank of Granite/First Commerce Bank 1997 Nonqualified Stock Option Plan for Directors (the “Plans”).

     This opinion is given as of the date hereof and is based on facts and conditions presently known and laws and regulations presently in effect, and is being delivered pursuant to Item 8 of Form S-K and Item 601(b)(5) of Regulation S-K under the Act.

     We have examined the Plans, the Registration Statement, the Restated Certificate of Incorporation of the Company (the “Charter”), the bylaws of the Company (the “Bylaws”), and such other corporate and other documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion.

     We have assumed (i) the authority and genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and (v) the taking of all required corporation action in relation to the Plans.

     Based upon the foregoing and subject to the conditions set forth below, it is our opinion that the Shares, if and when originally issued and sold as contemplated by the Registration Statement and the Plans, will be legally issued, fully paid and nonassessable. We have assumed that the Company and those persons purchasing Shares or receiving options to purchase Shares under the Plans will have complied with the relevant requirements of the Plans and that all prescribed filings with regulatory authorities, including any stock exchanges that have jurisdiction, will be effected in accordance with their respective requirements and that approvals of such regulatory authorities, including any stock exchanges having jurisdiction, will have been granted prior to the issuance of any of the Shares.

     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States, and we express no opinion with respect to the laws of any other state or jurisdiction. In addition, the opinions expressed herein are conditioned upon the

Registration Statement, as amended, becoming effective under the Act, as amended, and the Company’s Charter and Bylaws not being further amended prior to the sale of any of the Shares.

     This opinion is being furnished to you solely for your benefit in connection with the filing of the Registration Statement and pursuant to the Act and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose, without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

ROBINSON, BRADSHAW & HINSON, P.A.

/s/ Robinson, Bradshaw & Hinson, P.A.

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